UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________________

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

July1, 2009

Date of Report
 (Date of earliest event reported)

True North Finance Corporation
(formerly CS Financing Corporation)

(Exact Name of Registrant as Specified in Charter)

Delaware	000-1343504	20-3345780

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

21 Tamal Vista Blvd., Suite 230, Corte Madera, California 94925

(Address of Principal Executive Offices)           (ZIP Code)

Registrant’s telephone number, including area code: (415) 927-7302

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Items 3.03 and 8.01 -- Material Modification to Rights of Security Holders, Other Events.

On June 23, 2009 the Board of Directors of Registrant and a majority of the shareholders of Registrant approved the amendment of Registrant’s Certificate of Incorporation.  The amendment was filed with the State of Delaware on June 24, 2009.

The amended Certificate of Incorporation includes: (1) changing Registrant’s name to True North Finance Corporation; (2) increasing the authorized number of common shares from 70,000,000 to 151,000,000; (3) classifying its Common Stock into two classes, a Series A and a Series B, with the same rights and privileges except that the Series A shall have 7 votes per share for each 3 shares of Series B shares issued and outstanding, and the Series B shall have one vote per share; (4) increasing the number of authorized preferred shares from 25,000,000 to 50,000,000; (5) re-classifying the preferred shares into a single class from the current Series A and Series B preferred shares; and (6) revising the rights and privileges of the preferred shares, in summary which will grant the preferred shares a 12% cumulative annual dividend, and a right to receive up to 50% of the Registrant’s net operating income, after taxes, to pay the dividend and to redeem the preferred shares ratably if the 50% of net income is more than the amount necessary to pay the dividend.  No preferred shares were issued and outstanding prior to this amendment of Registrant’s Certificate of Incorporation.

(d)	Item 9.01 Financial Statements and Exhibits.

3.0           Second Amended and Restated Certificate of Incorporation

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CS FINANCING CORPORATION

Date: July 1, 2009	By:	/s/ Timothy R. Redpath

TIMOTHY R. REDPATH, Chief Executive Officer, Treasurer and Secretary of the Company